EXHIBIT 10.01

EMPLOYMENT AGREEMENT

AGREEMENT entered into and effective as of April 4, 2011 (the “Effective Date”), between BALDWIN TECHNOLOGY COMPANY, INC., a Delaware corporation (the “Company”), and IVAN R. HABIBE ("Executive").

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Employment. The Company shall employ Executive, and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period (the “Employment Period”) beginning on the Effective Date and ending on the Termination Date (as defined in Section 4).

2.             Position and Duties.

(a)       During the Employment Period, Executive shall serve as Chief Financial Officer, Treasurer and Vice President of Global Administrative Services of the Company and shall have the duties, responsibilities and authority described in Schedule A attached hereto, subject to the ultimate authority of the Chief Executive Officer of the Company (the “Chief Executive Officer”).

(b)       During the Employment Period, Executive shall report to the Chief Executive Officer, and Executive shall devote his best efforts and his full business time and attention (except for (i) permitted vacation periods and (ii) reasonable periods of illness or other incapacity) to the business and affairs of the Company and the Subsidiaries. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

(c)       For purposes of this Agreement, “Subsidiary” means any corporation or other entity of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or indirectly through one or more Subsidiaries.

3.             Base Salary, Bonus, Equity Awards, and Benefits.

(a)       During the Employment Period, the Company shall pay Executive a base salary of two hundred fifty thousand dollars ($250,000) per annum (the “Base Salary”), subject to adjustment (upward but not downward unless expressly agreed to by Executive) as set forth in this Section 3(a), in regular installments in accordance with the Company's general payroll practices.  On or about July 1, 2012 and on or about each succeeding July 1 during the Employment Period, the Chief Executive Officer shall review Executive’s performance and the attainment by Executive of objectives mutually agreed upon by Executive and the Chief Executive Officer.  The Chief Executive Officer shall communicate his findings to the Compensation Committee of the Board (the “Compensation Committee”) and the Board.  Following receipt of the Chief Executive Officer’s findings, the Compensation Committee shall make a recommendation to the Board and thereafter the Board, in its sole discretion, may adjust (upward but not downward unless expressly agreed to by Executive), based upon Executive’s level of performance and with consideration being given to comparable compensation packages in similar sized and structured companies, the Executive’s Base Salary for the ensuing twelve (12) months commencing on each such July 1st.

(b)       Except as otherwise provided in this Agreement, for each fiscal year during the Employment Period, the Company shall pay Executive a bonus (the "Bonus") set at a target level of fifty percent (50%) of the Base Salary for such fiscal year (the “Target Bonus Percentage”).  For each fiscal year during the Employment Period, the Bonus shall be based on the terms of the Company’s Management Incentive Compensation Plan (“MICP”) for such fiscal year approved by the Board.  All such Bonus payments for any such fiscal year shall be paid by the Company to the Executive in accordance with the terms of the Company’s MICP for such fiscal year.  For the avoidance of doubt, Executive shall not be required to be employed by the Company on the date of payment of any Bonus.  For fiscal year 2011, Executive’s participation in the MICP for such fiscal year and any Bonus payable thereunder to Executive will be pro-rated based on the number of days Executive was employed for such fiscal year.

(c)       The Executive’s position of Chief Financial Officer, Treasurer and Vice President of Global Administrative Services is at a level of responsibility that permits Executive to be considered by the Board for equity awards granted under the Company’s 2005 Equity Compensation Plan (the “Equity Plan).  The Compensation Committee administers the Equity Plan and makes recommendations to the Board with respect to the granting of equity awards under the Equity Plan.  The granting of equity awards under the Equity Plan are usually considered by the Board at the time of its November meeting.  In order to induce Executive to enter into this Agreement and to serve as the Chief Financial Officer, Treasurer and Vice President of Global Administrative Services of the Company, the Company will grant, within thirty (30) days of the Effective Date, to Executive an option to purchase 150,000 shares of Class A Common Stock of the Company.  The option shall vest in three equal annual installments commencing on the first anniversary of the date of such grant.

(d)       The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement in accordance with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to the reporting and documentation of such expenses.

 (e)        During the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit plans and programs applicable to senior executives of the Company, to the extent permitted by law and in accordance with the terms of such plans and programs in effect from time to time.

(f)        During the Employment Period, Executive shall be entitled to vacation time with pay, in accordance with the Company’s vacation policy in effect from time to time.  Executive shall be entitled to four (4) weeks vacation time per calendar year until such time as Executive shall have been employed by the Company for such period of time that, in accordance with the Company’s vacation policy in effect at such time, Executive shall be entitled to vacation time of more than four (4) weeks per calendar year.  Executive may accumulate up to ten (10) weeks vacation time, but no more than three (3) weeks vacation time from any single prior calendar year.  Any such accumulated vacation time may be used in any subsequent calendar year or years (but no more than three (3) weeks of such accumulated vacation may be used in any one calendar year) in addition to the vacation time to which Executive is entitled for each such calendar year.

4.            Employment Period.

(a)        The Employment Period shall commence on April 4, 2011 and shall terminate on such date (the “Termination Date”) as shall be specified in a notice given by either the Company or Executive to the other not less than thirty (30) days prior to the Termination Date; provided that (i) the Employment Period shall terminate prior to such date upon Executive's death or permanent disability or incapacity (as determined by the Company in its good faith judgment), (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below) and (iii) the Employment Period may be terminated by the Executive giving, for any reason or no reason, within three (3) months following a Change of Control (as defined below), not less than thirty (30) days prior notice of termination.

(b)        If the Employment Period is terminated (i) by the Company without Cause or (ii) by Executive giving, for any reason or no reason, within three (3) months following a Change of Control, not less than thirty (30) days prior notice of termination, or (iii) due to Executive's death or permanent disability or incapacity, Executive or his estate, as the case may be, shall be entitled to receive:

(1)       the Executive’s Base Salary through the Termination Date,

(2)       as deferred salary the following amount (the “Deferred Salary Amount”):

(A)
If the Termination Date is on or prior to July 4, 2011, the Deferred Salary Amount shall be that amount equal to one (1) month of the Executive’s annual Base Salary (as in effect on the Termination Date) for each full month that the Executive shall have been employed by the Company up to and including July 4, 2011.

(B)
If the Termination Date is after July 4, 2011 and intiated by the Company without Cause and no Change of Control has occurred or is due to Executive's death or permanent disability or incapacity, the Deferred Salary Amount shall be that amount equal to fifty percent (50%) of the Executive’s annual Base Salary (as in effect on the Termination Date).

(C)
If the Termination Date is after July 4, 2011 and is initiated by the Executive giving, for any reason or no reason, within three (3) months following a Change of Control, not less than thirty (30) days prior notice of termination, the Deferred Salary Amount shall be that amount equal to fifty percent (50%) of the Executive’s annual Base Salary (as in effect on the Termination Date).

(D)
If the Termination Date is after July 4, 2011 and is initiated by the Company without Cause and is a direct result of a Change of Control, the Deferred Salary Amount shall be that amount equal to one hundred percent (100%) of the Executive’s annual Base Salary (as in effect on the Termination Date).

The Deferred Salary Amount shall be paid by the Company to the Executive in regular installments (the “Installment Amount”) at the same rate at which Executive was being paid his annual Base Salary on the Termination Date in accordance with the Company’s general payroll practices, until paid in full.  Payment of the Installment Amount shall commence on the first payroll date on or after the date six (6) months and one day after the Termination Date,

(3) so long as Executive has not breached the provisions of Sections 6, 7 and 8, the pro rata share (based on the number of days Executive was employed for the fiscal year in which the Termination Date occurs) of the Bonus to which Executive would have been entitled for such fiscal year had such termination not occurred, which pro rata bonus will be payable within 30 days following the Company's receipt of its audited financial statements for such fiscal year, but in no event earlier than the date six (6) months and one day after the Termination Date,

(4) reimbursement of all expenses incurred on or prior to the Termination Date for which Executive was entitled to be reimbursed pursuant to Section 3(d), but for which Executive shall not have been reimbursed on the Termination Date,

(5) all fringe benefits which Executive was entitled to receive on or prior to the Termination Date pursuant to Section 3(e), but which shall not have been paid to Executive on the Termination Date, and

(6) payment for any vacation days accrued and not used by Executive on the Termination Date in accordance with the Company’s policy in effect at that time.

The portions of this Agreement dealing with the payment of a Deferred Salary Amount have been prepared with reference to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder and should be interpreted and administered in a manner consistent therewith.

(c)           If, the Employment Period is terminated (i) by the Executive giving, for any reason or no reason, including a voluntary resignation by Executive (other than by Executive giving, within three (3) months following a Change of Control, not less than a thirty (30) day prior notice of termination) or (ii) by the Company for Cause, Executive shall only be entitled to receive:

(1) the Executive’s Base Salary through the Termination Date,

(2) reimbursement of all expenses incurred on or prior to the Termination Date for which Executive was entitled to be reimbursed pursuant to Section 3(d), for which Executive shall not have been reimbursed on the Termination Date,

(3) all fringe benefits which Executive was entitled to receive on or prior to the Termination Date pursuant to Section 3(e), but which shall not have been paid to Executive on the Termination Date, and

(4) payment for any vacation days accrued and not used by Executive on the Termination Date in accordance with the Company’s policy in effect at that time.

Notwithstanding anything to the contrary in this Agreement or otherwise, Executive shall not be entitled to receive any Bonus for the fiscal year of the Company in which the Termination Date occurs.

(d)           If the Employment Period is terminated (i) by the Company without Cause or (ii) by Executive within three (3) months following a Change of Control for any reason or no reason or (iii) due to Executive’s permanent disability or incapacity, the Company shall reimburse Executive for eighty (80%) percent of any premiums paid by Executive for medical benefits for the period Executive is entitled to COBRA continuation coverage under Section 4980B of the Code or if earlier the first to occur of (1) the date three months after the Termination Date if the Termination Date is on or prior to July  4, 2011, (2) six months after the Termination Date if the Termination Date is after July 4, 2011 and the Employment Period is terminated (i) by the Company without Cause and no Change of Control has occurred or (ii) by Executive giving, for any reason or no reason, within three (3) months following a Change of Control, not less than thirty (30) days prior notice of termination, or (iii) due to Executive's death or permanent disability or incapacity, (3) twelve months after the Termination Date if the Termination Date is initiated by the Company without Cause and is a direct result of a Change of Control, or (4) the date on which the Executive is employed by an employer other than the Company.

(e)           If the Employment Period is terminated for any reason whatsoever by the Company or by Executive, no bonus shall accrue or be payable to Executive for any period after the Termination Date.

(f)           For purposes of this Agreement:

"Cause" means (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act involving dishonesty, disloyalty or fraud with respect to the Company or any of the Subsidiaries, (ii) conduct tending to bring the Company or any of the Subsidiaries into substantial public disgrace or disrepute, (iii) substantial and repeated failure to perform duties as reasonably directed by the Chief Executive Officer, (iv) gross negligence or willful misconduct with respect to the Company or any of the Subsidiaries or (v) any other material breach of this Agreement which is not cured within 15 days after written notice thereof to Executive.

 “Change of Control” means (i) the consummation of a merger or consolidation of the Company, with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization; (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets (iii) a change in the composition of the Board, as a result of which fewer than 40% of the incumbent directors are directors who had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control; or (iv) any transaction as a result of which any person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities (e.g., issued shares).  The term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company and (ii) a company owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the ordinary shares of the Company.

5.           No Excess Parachute Payments.  Notwithstanding anything to the contrary contained in this Agreement, if the Company obtains a written opinion of its tax counsel (“Tax Counsel”) to the effect that there exists a material possibility that any payment to which the Executive would (but for the application of this Section 5) be entitled under this Agreement would (but for such application) be treated as an “excess parachute payment” (as defined in Section 280G (b) of the Code), this Agreement shall be amended by reducing the payments to which the Executive is entitled hereunder, as follows, to the extent necessary so that, in the opinion of Tax Counsel, there does not exist a material possibility that any payment to which the Executive is entitled under this Agreement (as so amended) will be treated as an excess parachute payment: first, the Deferred Salary Amount (and, concomitantly, the Installment Amount), second (if applicable), the amount payable under Section 3(b) hereof by virtue of the Executive’s election under Section 4 hereof to treat an event described therein as constituting the termination of the Employment Period, and third, on a pro-rata basis, all other amounts (other than amounts payable pursuant to Paragraph 4 hereof, which shall in any event be paid in full) to which the Executive is entitled hereunder.

6.           Confidential Information. Executive acknowledges that the information, observations and data obtained by him while employed by the Company concerning the business or affairs of the Company or any Subsidiary ("Confidential Information") are the property of the Company or such Subsidiary. Therefore, Executive agrees that he shall not disclose to any person who is not bound by an agreement with, or an obligation to, the Company not to disclose, or use for his own account, any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act or required by law to be disclosed. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (whether in printed or electronic form) and all copies thereof relating to the Confidential Information, Work Product (as defined in Section 7 hereof) or the business of the Company or any Subsidiary which he may then possess or have under his control.

7.           Inventions and Patents. Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relate to the Company's or any of the Subsidiaries’, actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company or any Subsidiary ("Work Product") belong to the Company or such Subsidiary. Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

8.           Non-Competition, Non-Solicitation.

(a)           Executive acknowledges that in the course of providing services to the Company he will become familiar with trade secrets and other confidential information concerning the Company and its Affiliates and their predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, Executive agrees that during the Employment Period and for a period of one (1) year thereafter (the “Non-compete Period”), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business which manufactures, sells or distributes products and accessories for the printing and publishing industry, including, without limitation, cleaning systems and related consumables, fluid management and ink control systems, web press protection systems, drying systems, blending and packaging services and related services and parts or any business competing for the same customers as the business of the Company or any of its Affiliates as such business exists or is in process and is known to Executive on the date of the termination of the Employment Period within any geographical area in which the Company or any of its Affiliates engages or plans to engage in any such business on the date of termination of the Employment Period.  Nothing herein shall prohibit Executive from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation, provided, however, that Executive is not directly or indirectly responsible for, or does not have control over, the business of such competitor which directly competes with any of the business of the Company or any of its Affiliates on the date of termination of the Employment Period.

(b)           During the Employment Period and for a period of two (2) years thereafter, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any of its Affiliates (other than an employee of the Company or such Affiliate who is responding to a general advertisement seeking to hire such a person) to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or such Affiliate and any employee thereof, (ii) hire any person who was an employee of the Company or any of its Affiliates at any time during the Employment Period (other than an employee of the Company or such Affiliate who is responding to a general advertisement seeking to hire such a person), (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its Affiliates to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any such Affiliate or (iv) disparage in any way the Company or any of its Affiliates or any of their businesses, products or services or any of their members, managers, partners, directors, officers or employees.

(c)           If, at the time of enforcement of this Section 8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(d)           In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 8, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

(e)           For purposes of this Agreement, “Affiliate” shall mean, with respect to any person, any other person directly or indirectly controlling (including but not limited to all directors and officers of such person), controlled by, or under direct or indirect common control with such person.  A person shall be deemed to control another person if such person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such other person or (ii) to direct or cause the direction of the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise

9.           Executive Representations.  Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be a valid and binding obligation of Executive, enforceable in accordance with its terms.

10.           Survival. Sections 5, 6, 7 and 8 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of the Employment Period.

11.           Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Ivan R. Habibe
5323 NW 111 Court
Doral, FL 33178

Notices to the Company:

Baldwin Technology Company, Inc.
2 Trap Falls Road, Suite 402
Shelton, CT 06484
Attention: Chief Executive Officer

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed.

12.           Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.           Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

14.           Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15.           Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

16.           Choice of Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Connecticut, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Connecticut or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Connecticut.

17.           Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BALDWIN TECHNOLOGY COMPANY, INC.

By	/s/Mark T. Becker
Mark T. Becker
President and Chief Executive Officer

/s/Ivan R. Habibe
Ivan R. Habibe

SCHEDULE A

BALDWIN TECHNOLOGY COMPANY, INC.

CHIEF FINANCIAL OFFICER, TREASURER and
VICE PRESIDENT – GLOBAL ADMINISTRATIVE SERVICES,

General:  Reports to the Chief Executive Officer of the Company; responsible for (i) directing and managing the Company’s global Finance, Human Resources, Legal and Information Technology functions; (ii) understanding and analysis of the Company’s financial and operating performance; and (iii) developing, analyzing, and recommending strategic business alternatives to drive Company value.

Duties and Responsibilities:

1)
Oversee and direct the Company’s global treasury and liquidity management, strategic planning and budgeting, audit, tax, accounting, internal/external reporting, legal, human resources, real estate, information technology and forecasting within appropriate cost guidelines (as % of Net Sales).

2)	Design, produce and supply effective management performance information to the Company’s global operating teams to align goals, assess performance and forecast direction.

3)	Develop and improve the financial I.Q. of the Company’s global management teams as it relates to business performance awareness, risk management, and financial returns on investment.

4)
Direct the development and implementation of the Company’s control framework and environment including procedures, policies, corporate authorities, Sarbanes-Oxley compliance and internal and external audit execution.

5)
Direct all treasury activities including optimization of the Company’s capital structure, protection of assets, interest rates and foreign exchange risk management, working capital management and related bank/vendor relationships.

6)
Direct and analyze studies of general economic, business and financial, markets, competitor, customers, vendors and industry conditions and their impact on the Company’s business prospects and financial performance.

7)	Establish and maintain effective relationships with stockholders, financial institutions and the investment community.

8)	Optimize the tax and legal entity structure of the Company to be in full compliance with applicable laws while ensuring clarity of profitability (transfer pricing as an example) and optimal tax costs.

9)	Oversee and direct the preparation and issuance of the Company’s external financial reporting including lender (bank, etc.) and SEC reporting and the Company’s annual report.

10)	Assess possible acquisition and strategic alliance opportunities and recommend action to Chief Executive Officer.

11)	Routinely issue reports to and conduct presentations for the Company’s Board of Directors.

12)	Coordinate all legal responses/actions for Company related matters.

13)	Together with the Chief Executive Officer, develop the Company’s strategy and prepare and update the Company’s strategic plan.

Other Duties and Responsibilities:

Perform such other duties and responsibilities as directed from time to time by the Chief Executive Officer.